Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Novation Holding, Inc., a Delaware Corporation

Healthcare Staffing, Inc., a Georgia corporation

NovaStar Mortgage LLC, a Virginia limited liability company

NovaStar Mortgage Funding Corporation, a Delaware corporation

NovaStar REMIC Financing Corporation, a Delaware corporation

NovaStar CDO Holdings, Inc., a Delaware corporation